Exhibit 99.1

Comstock Homebuilding Companies, Inc. Announces Adoption of Stockholder Rights Plan to Protect Value of Certain Deferred Tax Assets

Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (www.comstockhomebuilding.com) (“Comstock”) announced today that its Board of Directors adopted a Section 382 stockholder rights plan (the “Rights Plan”) designed to protect stockholder value by preserving the value of certain of the Company’s deferred tax assets primarily associated with net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code. The Company currently has approximately $72 million in Federal and State NOL’s that may offset future tax liabilities resulting from future taxable income. If unused, these NOLs will begin expiring in 2028. These assets are currently fully reserved in the Company’s financial statements.

The Rights Plan was adopted to reduce the likelihood of an unintended “ownership change,” as defined in Section 382 of the Internal Revenue Code. Such a change over a rolling three year period could potentially trigger a reduction in the availability of the NOL asset. Similar plans have been adopted by a number of homebuilding and other companies holding similar significant tax assets over the past several years.

The Rights Plan serves the interests of all stockholders by protecting the Company from the potential loss of its deferred tax assets that may offset future tax liabilities resulting from future earnings. The Rights Plan was not adopted as an anti-takeover measure and once the deferred tax assets have been substantially realized, the Board of Directors intends to terminate the Rights Plan. The Rights Plan may be terminated by the Board at any time prior to the Rights being triggered. Details of the Rights Plan are included in the documents filed with the Securities and Exchange Commission today. The Company intends to seek shareholder approval of the Rights Plan at its next annual meeting. Failure to obtain shareholder approval will result in termination of the Rights Plan.

As of May 6, 2011, based on filings required by the Securities Exchange Commission, there are several holders of 5% or more of its common stock (as determined under Section 382’s rules). However, the Company does not believe it is at imminent risk of triggering the loss of its NOL’s. Accordingly, these steps were taken today only as a precaution.

“Over the past few years we have taken many steps to protect the assets of Comstock and to position the Company to rebuild shareholder value,” said Christopher Clemente, Chief Executive Officer of Comstock. “We have protected key real estate assets while shedding assets deemed less valuable, we have repositioned assets to improve operational efficiencies, we have vigorously pursued our damage claims against Balfour Beatty and taken steps to protect the $12 million judgment awarded to Comstock in February 2010. And today we have taken steps necessary to protect another key asset of the Company – namely our NOLs”

About Comstock Homebuilding Companies, Inc.

Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products including single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, DC market place. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects please visit www.comstockhomebuilding.com

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements including incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Joseph Squeri

Chief Financial Officer

703 230-1229